Exhibit 99.1

Harrington West Announces Financial Results for the September 2009 Quarter, Completes the Sale of Its Kansas Banking Operations for a $4.1 Million Premium, and Returns to Adequately Capitalized Per OTS Requirements

SOLVANG, Calif.--(BUSINESS WIRE)--November 10, 2009--Harrington West Financial Group, Inc. (NASDAQ:HWFG), the holding company for Los Padres Bank and its division, Harrington Bank of Kansas (dba), today announced that it had a net loss of $4.1 million or $.55 per diluted share in the September 2009 quarter compared with a net loss of $15.6 million or $2.16 per diluted share in the June 2009 quarter and a loss of $3.2 million or $.52 per diluted share in the September 2008 quarter. For the nine months ending September 30, 2009, HWFG incurred a net loss of $21.7 million or $3.05 per diluted share compared to a $6.6 million loss or $1.10 per diluted share in the same period a year ago.

The net loss for the September 2009 quarter was comprised of the following components:

  $341 thousand of core banking income, defined as net interest income plus banking fee and other income minus operating expenses.
  $298 thousand of gains on securities available for sale, from trading assets and other assets.
  $2.4 million of non cash provisions for loan losses. HWFG added $2.4 million to its general and specific allowances for loan losses in the September 2009 quarter, significantly less than the $11.1 million in the June 2009 quarter, as the bulk of weak loans had been reappraised in the June 2009 quarter, and the large reduction in loans associated with loans held for sale to Arvest Bank. (See Asset Quality discussion below).
  $2.3 million of non cash other-than-temporary-impairment on $29.0 million book value of residential mortgage backed securities (RMBS), as the delinquency and loss rates in these securities indicate that all principal and interest cannot be returned.

Given that net losses incurred over the last 21 months exceed the profits of the two years prior, no tax benefit of the losses is recorded in the income statement in the September 2009 quarter. As of September 30, 2009, the Company has a deferred tax asset valuation allowance of approximately $8.0 million. However, with the recent law passed by Congress regarding Federal Net Operating Losses (NOL’s), HWFG will be able to carry back these losses up to five years (instead of two years) and obtain refunds for taxes paid in applicable years. The new law would also allow the company to carry forward unused losses up to 20 years against future income. The amount available to be recovered through the extended carryback period, will allow the Company to reverse a majority of the deferred tax asset valuation allowance, which will be recorded in earnings and positively impact risk based capital in the fourth quarter ending December 31, 2009.

Sale of Kansas Banking Operations and Effect on Capital Ratios

On November 6, 2009, HWFG closed the transaction to sell $91.8 million in loans, all $93.6 million of its deposits, $4.8 million retail repurchase agreements, and $5.5 million in premises and equipment associated with its Harrington Bank of Kansas division at net book value plus a premium of $4.1 million to Arvest Bank, an Arkansas-chartered commercial bank with offices in Arkansas, Oklahoma, Missouri and Kansas and over $10.5 billion of consolidated assets at September 30, 2009. This transaction did not include the purchase of any Harrington Wealth Management assets managed in the Kansas City market. The divestiture increased Los Padres Bank’s capital ratios and will allow HWFG to focus strategically on its western markets of the Central Coast of California and the Phoenix, Arizona metro. No investment banking fees were incurred by HWFG with respect to the transaction with Arvest Bank.

At September 30, 2009, Los Padres Bank had a core tangible capital ratio of 6.34% and a total risk based capital ratio of 6.73 % compared to the requirements of the Cease and Desist Order (see 8K filed October 15, 2009) from the Office of Thrift Supervision (OTS) to become adequately capitalized (4% core tangible capital ratio and 8% total risk-based capital ratio) at November 6, 2009 and to ultimately reach an 8% core tangible capital ratio and a 12% total risk based capital ratio by December 31, 2009. The subsequent sale of Harrington Bank's operations and the related premium earned of $4.1 million and the reversal of a portion of the deferred tax asset valuation allowance, as a result of the recent law change, improved the capital ratios as calculated on September 30, 2009.  Therefore, Los Padres Bank reached the goal of being adequately capitalized by November 6, 2009.

Los Padres Bank’s risk based capital ratio has been negatively affected by the net losses incurred over the last 8 quarters and the downgrades of originally investment grade RMBS to below investment grade, which now require significantly higher risk based capital, given recent regulatory guidance. In addition to the sale of Harrington Bank of Kansas, HWFG is executing other tactics to reduce high risk weighted assets and is in negotiations to raise the necessary capital to exceed the capital requirements of the C&D. No assurances can be given that these negotiations will be successful. Not meeting the capital requirements could result in additional enforcement actions by the regulatory bodies or jeopardize the going concern status of HWFG and LPB.

HWFG’s book value per common share at September 30, 2009 was $3.40 compared to $3.75 at June 30, 2009 and $6.37 at December 31, 2008. HWFG’s book value has been affected by the net losses incurred over the last 21 months and the decline in the fair value of the investment portfolio offset somewhat by common equity capital raised at higher valuations than current book value and by the improvement in the value of its cash flow hedges from rising rates. No common or preferred stock dividends were paid during the quarter ended September 30, 2009.
Financial Performance Analysis

HWFG’s financial results continue to be negatively affected by the very weak housing market, the economic recession, and the credit crisis, putting considerable financial stress on borrowers and requiring the underlying loans to be reserved to the fair market value of the underlying collateral. That is, as primary weaknesses develop in loans, the underlying collateral must be reappraised to determine any impairment, and if any, specific reserves must be established based on the new appraisals. Furthermore, a $60.8 million book value segment of the RMBS portfolio (written down $22.6 million over the last 9 quarters) has demonstrated delinquencies on the underlying loans and losses on the disposal of REO that indicate that the principal and scheduled interest can not be returned. HWFG is focused on working-out problem assets and loans and returning to profitability. HWFG believes the growth in the pool of weak assets has stabilized.

Net Interest Income

Net interest income before the provision for loan losses was $6.0 million in the September 2009 quarter compared to $6.9 million in the June 2009 quarter and $7.7 million in the same quarter a year ago. Net interest margin was 2.41% in the September 2009 quarter compared to 2.59% in the June 2009 quarter and 2.67% in the September 2008 quarter. The decline in net interest income and margin on a sequential and comparative quarter basis is attributed to the $14.6 million increase in non performing loans to $39.1 million and the $65.8 million reduction in average earning assets to meet LPB’s required capital levels. For the first 9 months of 2009, net interest income and margin was $18.9 million and 2.35% compared to $22.7 million and 2.55%, respectively, during the same period in 2008. The reduction in net interest income and margin in the comparable nine month periods is due to a lag in the re-pricing of deposits relative to HWFG’s prime and LIBOR based loans, whose rates declined significantly in late 2008 and early 2009 as the Federal Reserve aggressively reduced the Fed Funds rate to address the deep economic recession. Also, the rise in non-performing loans has affected the interest income earned.

Banking Fee Income

Banking fee and other income was $1.2 million in the September 2009 quarter compared to $1.2 million in the June 2009 quarter and $1.1 million in the September 2008 quarter. The improvement in fee income can be attributed to an increase in higher deposit and other retail fees. For the first nine months of 2009, banking fee and other income was $3.2 million compared with $3.0 million in the first nine months of 2008. A comparison of fee income is shown in the following table:

Banking Fee & Other Income
(Dollars in thousands)

	September 2009 Quarter	September 2008 Quarter	% Change	September 2009 YTD	September 2008 YTD	Annual % Change
Banking Fee Type
Mortgage Brokerage Fee, Prepayment Penalties & Other Loan Fees	$122	$125	(2.4%)	$410	$460	(10.9%)
Deposit, Other Retail Banking Fees & Other Fee Income	706	520	35.8%	1,841	1,402	31.3%
Harrington Wealth Management Fees	205	234	(12.4%)	585	743	(21.3%)
Increase in Cash Surrender Value of Life Insurance, net	125	180	(30.6%)	409	421	(2.9%)
Total Banking Fee & Other Income	$1,158	$1,059	9.3%	$3,245	$3,026	7.2%

Operating Expenses

HWFG’s operating expenses were $6.8 million in the September 2009 quarter, compared with $7.2 million in the June 2009 quarter (including the special FDIC assessment of $0.6 million) and $6.3 million in the September 2008 quarter. For the first nine months of 2009, operating expenses were $20.3 million compared with $18.5 million in the same period of 2008. Although HWFG has reduced compensation and benefit expenses, eliminated discretionary incentive compensation, and reduced marketing expense, regular and special FDIC insurance expense, other insurance expense, and REO and problem loan expenses have increased markedly in the current environment, causing the increase to total operating expenses for the quarter and year-to-date periods. As such, with LPB’s lower FDIC insurance ratings, FDIC premium expense was $720 thousand in the September 2009 quarter compared to $185 thousand in the September 2008 quarter, accounting for more than the total increase in expenses in this quarter to quarter comparison. As HWFG restores the capital ratios of LPB to the required levels, we expect the FDIC insurance assessment ratings to improve with lower overall premiums.

Asset Quality

Non-performing loans of $39.1 million and REO of $18.7 million combined for $57.8 million in non-performing assets at September 30, 2009 compared with $37.5 million at June 30, 2009 and $10.3 million at September 30, 2008. Loans that demonstrate some primary weakness, such as land and development and construction loans that are not meeting the lot and home sales forecasts of the original appraisals but are paying as agreed, must be reserved to current appraised values less disposal and holding costs. Although HWFG believes these loans have the potential to earn all principal and interest as the economy and real estate markets improve, HWFG’s approach to establishing reserves based on regulatory and accounting guidance has resulted in significant non cash charges for specific and general reserves for loan losses. However, given the significant re-appraisals completed in the June quarter and the associated required reserves added at that time and the reduction in loans as a result of the large transfer to loans held for sale, all of which are included in the sale to Arvest Bank, the level of the provision required in the September 2009 quarter of $2.4 million was markedly less than the $11.1 million added in the June 2009 quarter. At September 30, 2009, the reserve for loan and lease losses was $19.7 million or 2.78% of loans compared to $17.4 million or 2.32% of loans at June 30, 2009 and $7.0 million or .86% of loans at September 30, 2008.

Loans

Net loans were $688.0 million at September 30, 2009 compared to $731.7 million at June 30, 2009 and $811.4 million at September 30, 2008. A primary strategy to build HWFG’s capital ratios to meet the agreed upon requirements with the OTS has been to reduce high risk-weighted loans through the maturity or non renewal of selected loans and loan sales. In the September 2009 quarter, HWFG reduced total gross loans by $41.7 million through $8.8 million in sales of single family, commercial real estate and multi-family mortgage loans, $5.7 million of transfers to REO and the maturity and payoff of $27.2 million of loans. To date, in the December 2009 quarter, HWFG will reduce its loans by another $91.8 million through the sale of its Harrington Bank division to Arvest Bank. HWFG will continue its strategy to reduce higher risk weighted loans and other assets combined with capital augmentation efforts until it meets the required capital ratios, and once reached, will return to the controlled growth of the loan portfolio in its western markets. In fact, since the beginning of 2009, HWFG has reduced its construction and development portfolio by 27.3% or $34.3 million to $91.4 million at September 30, 2009.

A comparison of the mix of the loan portfolio on the comparative dates is shown in the following table:
	HWFG Net Loan Growth and Mix
	(Dollars in millions)
	September 30, 2009		December 31, 2008		September 30, 2008
Loan Type	Total	% of Total	Total	% of Total	Total	% of Total
Commercial Real Estate	$249.6	35.2%	$260.9	32.2%	$263.6	32.1%
Multi-family Real Estate	60.2	8.5%	85.2	10.4%	89.2	10.9%
Construction (1)	91.4	12.9%	125.7	15.4%	129.2	15.8%
Single-family Real Estate	134.1	18.9%	139.3	17.2%	137.8	16.8%
Commercial and Industrial Loans	94.0	13.3%	118.9	14.7%	120.7	14.7%
Unimproved Land	47.2	6.7%	48.5	6.0%	48.6	5.9%
Consumer Loans	30.5	4.3%	29.8	3.7%	28.0	3.4%
Other Loans (2)	1.8	0.2%	3.1	0.4%	3.2	0.4%
Total Gross Loans	708.8	100.0%	811.4	100.0%	820.3	100.0%
Allowance for loan loss	(19.7)		(11.4)		(7.0)
Deferred fees	(0.7)		(1.2)		(1.4)
Discounts/Premiums	(0.4)		(0.5)		(0.5)
Net Loans Receivable	$688.0		$798.3		$811.4

(1)	Includes loans collateralized by residential, commercial and land properties.
(2)	Includes loans collateralized by deposits and consumer line of credit loans.

Deposits and Liquidity

Net of brokered deposits, retail and commercial deposits were $840.0 million at September 30, 2009 compared to $793.8 million at June 30, 2009 and $770.0 million at September 30, 2008. These deposits increased $46.2 million in the September quarter as HWFG built its core deposits within its pricing disciplines and FDIC guidance. At September 30, 2009, HWFG had $60.4 million of brokered deposits, which declined $29.6 million from June 30, 2009 due to scheduled maturity. The remaining brokered deposits mature over the remainder of 2009. The cost of deposits declined by 23 bps in the September 2009 quarter from 2.21% at June 30, 2009 to 1.98% at September 30, 2009. The Bank has initiated campaigns to build retail deposits within its pricing disciplines and is showing some favorable growth results in the current quarter. Cash and borrowing capacity (a measure of liquidity) improved over the quarter, net of borrowings, with $117.3 million at September 30, 2009 compared to $97.7 million at June 30, 2009.
Investment Portfolio

The total investment portfolio was $235.8 million at September 30, 2009 compared with $245.6 million at June 30, 2009 and $286.1 million at September 30, 2008. The investment portfolio continues to pay-down at the rate of approximately $10 million per quarter. In the September 2009 quarter, $26.7 million book value of the RMBS portfolio were downgraded from investment grade to below investment grade, resulting in $112.8 million book value of the investment portfolio being below investment grade at September 30, 2009. As previously stated, a group of $29.0 million book value of securities were deemed to be OTTI and written down $2.3 million in the quarter. HWFG has identified the weak securities to be a group of $60.8 million at book value, which over the last 9 quarters have been written down $22.6 million. HWFG maintains that the remaining book value of $206.1 million of securities with a fair value loss of $21.5 million or $1.83 per share after tax at September 30, 2009 are expected to return scheduled principal and interest.
Closing Comments

In commenting on the September 2009 quarter’s financial results and developments, Craig J. Cerny, Chairman and CEO of HWFG, stated, “We continue to be extremely disappointed in our overall financial results. We are, however, working very hard to restore the capital levels of the bank to the levels required by the OTS. In that regard, we completed the sale of the Harrington Bank division to Arvest Bank for a $4.1 million premium to return the Bank to adequately capitalized, we have reduced loans by $110.3 million since the beginning of the year, and we are in negotiations to increase the capital levels of HWFG above the requirements so we can return to our long-term strategic plan of controlled growth. The required reserves for loan losses declined markedly in the September 2009 quarter due to the sale and reduction of loans and given that we reappraised the bulk of our construction and development loans over the last two quarters. The economic environment, real estate, and capital markets remain extremely difficult, and the challenge to restore capital levels great, but we are making progress on executing our capital restoration plans, although there is no assurance we can be successful. We sincerely appreciate the support and patience of our shareholders and customers as we work hard to pursue these goals.”

Harrington West Financial Group, Inc. is a $1.1 billion, diversified, financial institution holding company for Los Padres Bank and its division, Harrington Bank. HWFG operates 17 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $159.9 million in assets under management or custody.

This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation and the ability of the Company and Bank to comply successfully with the Cease and Desist Orders issued by the Office of Thrift Supervision, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results, (v) the Company’s beliefs and expectations regarding the future performance of the real estate or mortgage markets and its securities portfolio, and (vi) other factors referenced in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(In thousands, except per	Quarter Ended		Nine Months Ended
share data)	Sep. 30, 2009	Sep. 30, 2008	Sep. 30, 2009	Sep. 30, 2008

Interest income	$12,439	$17,583	$40,780	$55,605
Interest expense	6,436	9,898	21,872	32,943
Net interest income	6,003	7,685	18,908	22,662
Provision for loan losses	2,400	1,565	15,250	2,465
Net interest income after provision for loan losses	3,603	6,120	3,658	20,197
Non-interest income:
Other-than-temporary loss
Total impairment losses	(2,432)	(5,575)	(13,700)	(8,057)
Loss recognized in other comprehensive income	(110)	-	(5,099)	-
Other-than-temporary loss	(2,322)	(5,575)	(8,601)	(8,057)
Gain (loss) on sale of AFS	239	-	245	1,107
Gain (loss) from trading assets	20	(28)	40	(8,693)
Gain on termination of cash flow hedge	-	-	-	2,338
Gain (loss) on write-down of real estate owned	30	(393)	(212)	(2,996)
Other gain	9	-	24	1,049
Increase in cash surrender value of insurance	125	180	409	421
Banking fee & other income	1,033	879	2,836	2,605
Non-interest income	(866)	(4,937)	(5,259)	(12,226)
Non-interest expense:
Salaries and employee benefits	3,184	3,428	9,872	10,225
Premises and equipment	991	1,025	2,974	3,041
Insurance premiums	797	247	2,132	685
Marketing	(1)	143	143	383
Computer services	267	235	778	781
Professional fees	203	198	611	503
Office expenses and supplies	138	192	484	620
Other	1,241	801	3,351	2,223
Non-interest expense	6,820	6,269	20,345	18,461
Income (loss) before income taxes	(4,083)	(5,086)	(21,946)	(10,490)
Provision for income tax expense (benefit)	-	(1,908)	(200)	(3,935)
Net income (loss)	$(4,083)	$(3,178)	$(21,746)	$(6,555)

Per share:
Net income - basic	$(0.55)	$(0.52)	$(3.05)	$(1.10)
Net income - diluted	$(0.55)	$(0.52)	$(3.05)	$(1.10)
Weighted average shares used in Basic EPS calculation	7,364,089	6,141,216	7,119,696	5,954,914
Weighted average shares used in Diluted EPS calculation	7,364,089	6,141,216	7,119,696	5,954,914
Cash dividends common per share paid	$-	$-	$-	$0.20
Book value of common at period-end	$3.40	$7.52	$3.40	$7.52
Tangible book value of common at period end	$2.59	$6.59	$2.59	$6.59
Book value of preferred at period-end	$22.63	$25.00	$22.63	$25.00
Ending common shares	7,364,089	6,590,011	7,364,089	6,590,011
Ending preferred shares	57,000	118,757	57,000	118,757

	Quarter Ended
(In thousands, except per	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
share data)	2009	2009	2009	2008	2008

Interest income	$12,439	$13,870	$14,471	$16,495	$17,583
Interest expense	6,436	6,944	8,492	8,706	9,898
Net interest income	6,003	6,926	5,979	7,789	7,685
Provision for loan losses	2,400	11,100	1,750	4,525	1,565
Net interest income after provision for loan losses	3,603	(4,174)	4,229	3,264	6,120
Non-interest income:
Other-than-temporary loss
Total impairment losses	(2,432)	(7,382)	(3,886)	(3,767)	(5,575)
Loss recognized in other comprehensive income	(110)	(3,241)	(1,748)	-	-
Net impairment losses recognized in earnings	(2,322)	(4,141)	(2,138)	(3,767)	(5,575)
Gain/(loss) on sale of AFS	239	-	6	-	-
Gain (loss) from trading assets	20	17	3	(8)	(28)
Gain (loss) on termination of cash flow hedge	-	-	-	(450)	-
Gain (loss) on write-down of real estate owned	30	(244)	1	(1,446)	(393)
Other gain (loss)	9	16	-	(4)	-
Increase in cash surrender value of insurance	125	200	84	63	180
Banking fee & other income	1,033	979	824	848	879
Non-interest income	(866)	(3,173)	(1,220)	(4,764)	(4,937)
Non-interest expense:
Salaries and employee benefits	3,184	3,345	3,343	3,146	3,428
Premises and equipment	991	977	1,006	1,036	1,025
Insurance premiums	797	1,062	273	232	247
Marketing	(1)	68	75	129	143
Computer services	267	260	251	262	235
Professional fees	203	204	203	224	198
Office expenses and supplies	138	170	177	187	192
Other	1,241	1,096	1,014	1,004	801
Non-interest expense	6,820	7,182	6,342	6,220	6,269
Income (loss) before income taxes	(4,083)	(14,529)	(3,333)	(7,720)	(5,086)
Provision for income tax expense (benefit)	-	1,051	(1,251)	(3,465)	(1,908)
Net income (loss)	$(4,083)	$(15,580)	$(2,082)	$(4,255)	$(3,178)

Per share:
Net income (loss) - basic	$(0.55)	$(2.16)	$(0.31)	$(0.66)	$(0.52)
Net income (loss) - diluted	$(0.55)	$(2.16)	$(0.31)	$(0.66)	$(0.52)
Weighted average shares used in Basic EPS calculation	7,364,089	7,212,882	6,775,649	6,593,926	6,141,216
Weighted average shares used in Diluted EPS calculation	7,364,089	7,212,882	6,775,649	6,593,926	6,141,216
Cash dividends common per share paid	$-	$-	$-	$-	$-
Cash dividends preferred per share paid	$-	$-	$0.51	$-	$-
Book value common at period-end	$3.40	$3.75	$5.54	$6.37	$7.52
Tangible book value of common at period-end	$2.59	$2.94	$4.69	$5.48	$6.59
Book value preferred at period-end	$22.63	$19.33	$23.08	$23.07	$25.00
Ending common shares	7,364,089	7,364,089	7,020,093	6,770,093	6,590,011
Ending preferred shares	57,000	57,000	142,999	142,999	118,757

	Quarter Ended
(In thousands, except per	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
share data)	2009	2009	2009	2008	2008

Financial ratios
Return on average assets	(1.51%)	(5.49%)	(0.70%)	(1.42%)	(1.05%)
Return on average equity	(54.08%)	(143.17%)	(18.55%)	(32.66%)	(30.07%)
Average equity to average assets (leverage ratio)	2.79%	3.84%	3.75%	4.35%	3.49%
Net interest margin	2.41%	2.59%	2.05%	2.76%	2.67%
Efficiency ratio	95.24%	88.61%	92.09%	71.49%	71.69%

Period averages
Total assets	$1,072,072	$1,137,247	$1,212,871	$1,190,929	$1,203,212
Securities and trading assets	$242,733	$255,106	$267,955	$281,166	$284,709
Total loans, net of allowance	$710,962	$766,811	$800,999	$801,953	$812,145
Total earning assets	$1,006,774	$1,072,558	$1,154,523	$1,137,171	$1,166,035
Total deposits	$885,860	$900,110	$940,302	$887,406	$844,065
Total equity	$29,953	$43,648	$45,525	$51,823	$42,049

Balance sheet at period-end
Cash and due from banks	$26,306	$11,063	$15,364	$27,040	$24,549
Investments and fed funds sold	235,827	245,625	259,822	274,459	286,070
Loans held for sale	91,832	8,811	5,882	-	-
Loans before allowance for loan losses	615,878	740,277	793,798	809,774	818,407
Allowance for loan losses	(19,678)	(17,401)	(11,409)	(11,449)	(7,035)
Goodwill and core deposit intangibles	5,941	5,977	6,014	6,050	6,087
Other assets	101,403	97,669	97,830	89,761	84,247
Total assets	$1,057,509	$1,092,021	$1,167,301	$1,195,635	$1,212,325

Interest bearing deposits	$773,376	$839,145	$879,702	$853,523	$856,822
Non-interest bearing deposits	33,468	44,514	41,097	46,070	45,805
Other borrowings	127,195	174,800	200,177	235,273	248,920
Other liabilities	97,133	4,824	4,114	14,331	8,280
Shareholders' equity	26,337	28,738	42,211	46,438	52,498
Total liabilities and shareholders' equity	$1,057,509	$1,092,021	$1,167,301	$1,195,635	$1,212,325

Asset quality and capital - at period-end

Non-accrual loans &/or past due 90 days	$39,077	$24,468	$17,571	$12,122	$1,506
Other real estate owned, net	18,723	13,057	11,999	7,449	8,841
Total non-performing assets	$57,800	$37,525	$29,570	$19,571	$10,347

Allowance for losses to loans	2.78%	2.32%	1.43%	1.41%	0.86%
Non-performing assets to total loans & REO	7.96%	4.92%	3.64%	2.39%	1.25%
Non-performing assets to total assets	5.47%	3.44%	2.53%	1.64%	0.85%

	Three Months Ended			Three Months Ended
(In thousands)	September 30, 2009			September 30, 2008
	Balance	Income	Rate (6)	Balance	Income	Rate (6)
Interest earning assets:
Loans receivable (1)	$710,962	$10,508	5.90%	$812,145	$13,745	6.76%
FHLB stock	11,501	24	0.83%	13,549	207	6.08%
Securities and trading account assets (2)	275,494	1,903	2.76%	326,455	3,614	4.43%
Cash and cash equivalents (3)	8,817	4	0.18%	13,886	17	0.49%
Total interest earning assets	1,006,774	12,439	4.93%	1,166,035	17,583	6.03%
Non-interest-earning assets	65,298			37,177
Total assets	$1,072,072			$1,203,212

Interest bearing liabilities:
Deposits:
NOW and money market accounts	$152,911	$386	1.00%	$174,341	$1,095	2.50%
Passbook accounts and certificates of deposit	688,872	3,816	2.20%	628,823	5,402	3.42%
Total deposits	841,783	4,202	1.98%	803,164	6,497	3.22%

FHLB advances (4)	98,288	1,882	7.60%	261,946	2,896	4.40%
Reverse repurchase agreements	22,226	153	2.69%	19,999	159	3.11%
Other borrowings (5)	25,774	199	3.02%	25,774	346	5.25%
Total interest-bearing liabilities	988,071	6,436	2.57%	1,110,883	9,898	3.53%
Non-interest-bearing deposits	44,077			40,901
Non-interest-bearing liabilities	9,971			9,379
Total liabilities	1,042,119			1,161,163
Stockholders' equity	29,953			42,049
Total liabilities and stockholders' equity	$1,072,072			$1,203,212
Net interest-earning assets (liabilities)	$18,703			$55,152

Net interest income/interest rate spread		$6,003	2.36%		$7,685	2.50%
Net interest margin			2.41%			2.67%
Ratio of average interest-earning assets to average interest-bearing liabilities			101.89%			104.96%

1)	Balance includes non-accrual loans. Income includes fees earned on loans originated and accretion of deferred loan fees.
2)

Consists of securities classified as available for sale, held to maturity and trading account assets. Excludes SFAS 115, ASC 320-10-05, adjustments to fair value, which are included in other non-interest earning assets.

3)	Consists of cash due from banks and federal funds sold.
4)

Interest on FHLB advances is net of hedging costs. Hedging costs include interest income and expense and ineffectiveness adjustments for cash flow hedges. The Company uses pay-fixed, receive floating LIBOR swaps to hedge the short term repricing characteristics of the floating FHLB advances.

5)	Consists of other subordinated debt.
6)	Annualized.

	Nine Months Ended			Nine Months Ended
(In thousands)	September 30, 2009			September 30, 2008
	Balance	Income	Rate (6)	Balance	Income	Rate (6)
Interest earning assets:
Loans receivable (1)	$759,262	$34,502	6.06%	$802,401	$41,616	6.92%
FHLB stock	11,501	24	0.28%	13,421	582	5.79%
Securities and trading account assets (2)	287,501	6,229	2.89%	360,233	13,268	4.91%
Cash and cash equivalents (3)	19,147	25	0.17%	17,277	139	1.07%
Total interest earning assets	1,077,411	40,780	5.05%	1,193,332	55,605	6.22%
Non-interest-earning assets	62,801			38,126
Total assets	$1,140,212			$1,231,458

Interest bearing liabilities:
Deposits:
NOW and money market accounts	$160,944	$1,520	1.26%	$154,912	$2,965	2.56%
Passbook accounts and certificates of deposit	704,159	13,789	2.62%	667,020	19,844	3.97%
Total deposits	865,103	15,309	2.37%	821,932	22,809	3.71%

FHLB advances (4)	135,509	5,435	5.36%	247,326	8,151	4.40%
Reverse repurchase agreements	20,994	447	2.81%	37,253	858	3.03%
Other borrowings (5)	25,774	681	3.48%	25,774	1,125	5.73%
Total interest-bearing liabilities	1,047,380	21,872	2.78%	1,132,285	32,943	3.87%
Non-interest-bearing deposits	43,453			43,428
Non-interest-bearing liabilities	9,719			11,101
Total liabilities	1,100,552			1,186,814
Stockholders' equity	39,660			44,644
Total liabilities and stockholders' equity	$1,140,212			$1,231,458
Net interest-earning assets (liabilities)	$30,031			$61,047

Net interest income/interest rate spread		$18,908	2.27%		$22,662	2.35%
Net interest margin			2.35%			2.55%
Ratio of average interest-earning assets to average interest-bearing liabilities			102.87%			105.39%

1)	Balance includes non-accrual loans. Income includes fees earned on loans originated and accretion of deferred loan fees.
2)	Consists of securities classified as available for sale, held to maturity and trading account assets. Excludes SFAS 115, ASC 320-10-05, adjustments to fair value, which are included in other non-interest earning assets.
3)	Consists of cash due from banks and federal funds sold.
4)	Interest on FHLB advances is net of hedging costs. Hedging costs include interest income and expense and ineffectiveness adjustments for cash flow hedges. The Company uses pay-fixed, receive floating LIBOR swaps to hedge the short term repricing characteristics of the floating FHLB advances.
5)	Consists of other subordinated debt.
6)	Annualized.

CONTACT:
Harrington West Financial Group, Inc.
For information contact:
Craig J. Cerny, 480-596-6555
or
For share transfer information contact:
Lisa F. Watkins, 805-688-6644